Exhibit 99.1

Ivanhoe Energy obtains court approval of US$1 million DIP financing

Vancouver, Canada (March 9, 2015) — Ivanhoe Energy Inc. announced today that the Court of Queen’s Bench of Alberta has approved a debtor-in-possession (DIP) Term Sheet and granted a first priority DIP Charge, for a US$1 million (approx. C$1.26 million) loan to the company from Robert Friedland.

The US$1 million loan will be used for working capital purposes in strict compliance with the Court Order while the company works with its creditors to attempt to restructure its outstanding debt. The loan is subject to a 2% application fee and has a 13% interest rate, with the interest to be paid from the proceeds of the loan. The loan matures on June 1, 2015, or such later date as Mr. Friedland may agree to. It is secured by a super-priority charge on Ivanhoe's assets in accordance with the Bankruptcy and Insolvency Act (BIA) (Canada) and increases the principal amount of Mr. Friedland’s secured loans to the company to US$6.11 million.

The Court Order also established a claims process and extended the time within which a restructuring proposal must be filed with the Official Receiver under the BIA to May 5, 2015.

All inquiries regarding the BIA proceedings should be directed to the Proposal Trustee at +1-403-206-5003. Court materials and other information about the BIA proceedings are available on the Proposal Trustee’s website at www.ey.com/ca/ivanhoeenergy.

Ivanhoe Energy is an independent international heavy-oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy-oil upgrading process (HTL®). For more information about Ivanhoe Energy Inc., please visit www.ivanhoeenergy.com.